[LOEB + LOEB LLP LETTERHEAD] 345 Park Avenue New York, NY 10154	EXHIBIT 5.1

October 29, 2009

China Integrated Energy, Inc.
Dongxin Century Square, 7th Floor
Hi-Tech Development District
Xi’An, Shaanxi Province, PR China 710043

Re:	Registration Statement on Form S-1, as amended

Ladies and Gentlemen:

We have acted as counsel to China Integrated Energy, Inc. (f/k/a China Bio Energy Holdings Group Co., Ltd.), a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (File No. 333-161831), as amended (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to:

(i) the offer and sale by the Company of 5,750,000 shares (the "Company Shares") of common stock, par value $0.0001 per share, of the Company (the "Common Stock"), pursuant to a public offering prospectus (“Public Offering Prospectus”) contained in the Registration Statement; and

(ii)  the resale of 517,200 shares of Common Stock (the “Resale Shares”), pursuant to a resale offering prospectus (the “Resale Offering Prospectus”) contained in the Registration Statement by the selling stockholders named therein.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based on our examination mentioned above, we are of the opinion that:

1.  The Company Shares have been duly and validly authorized for issuance, and when issued and sold in the manner described in the Public Offering Prospectus and in accordance with the terms of the underwriting agreement described therein (the “Underwriting Agreement), and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.  The Resale Shares have been duly and validly authorized and issued and are fully paid and nonassessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP